Extension to Glenn S. Dickman promissory notes

Reference is made to the Promissory notes by and between the undersigned parties Glenn S. Dickman and Sundance Strategies, Inc. All notes to be included in the extension agreement in the principal amount of $826,000.

Be it known, that for good consideration the parties made the following additions or changes to the promissory notes as if contained therein:

1. Due date for these notes will be extended to the earlier of August 31, 2024 or at the immediate time when the anticipated additional funds from the first bond or other proceeds are received.
2. Sundance Strategies agrees to provide the lender **543,000** warrants for Sundance Strategies, Inc., shares at an exercise price of $1.05 per share. The warrant calculation is based upon the formula of a 12 month extension and figured pro rata if shorter than 12 months: *(12 month extension x 10,000 warrants = 120,000 + 1 warrant for each $2 of principle balance = X, divided by the number of months extending).* In this case, 13 months x 10,000 warrants = 130,000 plus $826,000 x 1 warrant for each $2 of principle = 413,000 warrants. These warrants will have a 5 year available exercise window from the date of this extension. All other terms and conditions shall remain in full force and effect. The Company will have no obligation to register these shares.

Glenn S. Dickman

Glenn S Dickman 6/5/23

By: Glenn S. Dickman

Date: June 5, 2023

Sundance Strategies, Inc.

____

By: Kraig T. Higginson
Executive Chairman of the Board

Date: June 5, 2024